Exhibit 99.1

Coldwater Creek Announces Second Quarter 2008 Results

—The Company exceeds guidance with EPS of $0.03—

—Results include non-cash impairment charge of $0.01 related to the Coldwater Creek ~ The Spa concept—

Sandpoint, Idaho, August 27, 2008 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three month period ended August 2, 2008.

Second Quarter Operating Results

•                  Net sales were $241.4 million, compared to $253.5 million in the second quarter of 2007, primarily as a result of a decrease in retail store traffic and lower direct channel sales. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $189.4 million versus $177.7 million in the fiscal 2007 second quarter. Comparable store sales declined 13.7 percent in the second quarter versus the second quarter of fiscal 2007.  Direct sales (phone and internet) were $52.1 million, compared to $75.8 million in the same period last year.

•                  Gross profit for the fiscal 2008 second quarter was $95.6 million, or 39.6 percent of net sales, compared with $110.2 million, or 43.5 percent of net sales, for the fiscal 2007 second quarter. The decrease in gross profit rate was primarily a result of deleveraging of occupancy costs due to lower same store sales.

•                  Selling, general and administrative expenses for the fiscal 2008 second quarter were $88.5 million, or 36.6 percent of net sales, compared with $98.1 million, or 38.7 percent of net sales, for the fiscal 2007 second quarter. The decrease in selling, general and administrative expenses of approximately $9.6 million was driven by reduced marketing spend, and other cost savings initiatives.

•                  Coldwater Creek recorded a non-cash impairment charge of $0.9 million after-tax in the second quarter of fiscal 2008, related to the Coldwater Creek ~ The Spa concept. The impairment charge represents the excess of recorded carrying values of certain Coldwater Creek day spa locations over the estimated fair value of these assets. The Company continues to operate nine Coldwater Creek spa locations, focusing on the brand experience and opportunity to cross-market with Coldwater Creek retail stores.

•                  Net income for the three-month period was $3.1 million, or $0.03 per diluted share, compared with net income of $8.7 million, or $0.09 per diluted share, for the three-month period ended August 4, 2007. Second quarter fiscal 2008 results include a non-cash charge of $0.9 million after-tax, or $0.01 per diluted share, related to the impairment of certain Coldwater Creek day spa locations.

•                  Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased approximately 24 percent compared with the second quarter of 2007. Total inventory decreased 17.3 percent to $127.1 million, compared to $153.6 million at the end of the second quarter of 2007.  The Company’s cash position increased $26.7 million to $89.2 million at the end of the second quarter compared to $62.5 million at the end of fiscal 2007.

Six Months Ended August 2, 2008 Operating Results

•                  Net sales were $512.5 million versus $534.8 million in the six months ended August 4, 2007.  Sales from the retail segment were $376.2 million versus $362.5 million in the comparable period last year.  Direct sales were $136.3 million, compared with $172.3 million in the comparable period last year.

•                  Gross profit for the first half of 2008 was $188.4 million, or 36.8 percent of net sales, compared with $238.6 million, or 44.6 percent of net sales, in the same period last year.

•                  Selling, general and administrative expenses for the first half of 2008 were $196.3 million, or 38.3 percent of net sales, compared with $208.8 million, or 39.1 percent of net sales, in the first half of 2007.

•                  Net loss for the six months ended August 2, 2008 was $6.1 million, or $0.07 per basic and diluted share, compared with net income of $20.7 million, or $0.22 per diluted share, in the comparable period last year.  First half 2008 results include a non-cash charge of $0.9 million after-tax, or $0.01 per diluted share, related to the impairment of certain Coldwater Creek day spa locations.

“Despite the challenges in the external environment, we are pleased that our second quarter operating results exceeded our expectations,” stated Daniel Griesemer, president and chief executive officer of Coldwater Creek.  “We continue to effectively focus on improving our product and our customer experience and achieving significant cost savings. With strong inventory management and a refined product focus, we believe that we are well-positioned as we enter the important fall and holiday seasons.”

Mr. Griesemer continued, “I am proud of our recent accomplishments, in particular our fall collection and our new shop concept.  We remain keenly focused on our strategic initiatives, yet cautious about the outlook for the remainder of fiscal 2008 given the increasingly challenging macro environment.”

Store Openings

The Company opened 7 new premium retail stores during the three-month period ended August 2, 2008, bringing its store count at the end of the second quarter to 322 stores. The Company plans total store openings of 40 to 45 new stores for fiscal 2008.  The Company has no plans to open additional day spa locations.

Liquidity

At the end of the second quarter, the company had $89.2 million in cash, $110.1 million in working capital and no borrowings under its bank facility. This compares to $62.5 million in cash and $115.8 million in working capital at the end of fiscal 2007.

2008 Guidance

The Company is revising its full-year 2008 guidance to reflect the better-than-anticipated second quarter financial performance, but maintaining previously issued sales and earnings per share guidance for the third and fourth quarters of fiscal 2008.

					Full Year
	Q108	Q208	Q308	Q408	2008

Sales (in millions)	$271	$241	$261 -	$338 -	$1,111 -
			$279	$361	$1,152

Earnings (loss) per share	($0.10)	$0.03	$0.02 -	$0.04 -	($0.01) -
			$0.07	$0.10	$0.10

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, August 27, 2008 at 4:45 p.m. (Eastern) to discuss fiscal 2008 second quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=50856. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until midnight on Friday September 5, 2008. The replay can be accessed by dialing (719) 457-0820 and giving the pass code “1954944”. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected fiscal 2008 sales, earnings (loss) per share and store openings. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, rising fuel costs, economic, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our cost cutting efforts will not be successful;

•                  unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our potential inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include weakness in the U.S. dollar, additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of increased fuel costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  risks associated with our dependence on a single distribution facility;

•                  risks associated with a failure by independent manufacturers to comply with our quality, product safety and labor practices requirements;

•                  our ability to hire, retain and train key personnel;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
Statements of Operations:	2008	2007	2008	2007

Net sales	$241,434	$253,476	$512,539	$534,768
Cost of sales	145,786	143,324	324,091	296,129
Gross profit	95,648	110,152	188,448	238,639
Selling, general and administrative expenses	88,450	98,109	196,256	208,832
Loss on asset impairments	1,452	—	1,452	—
Income (Loss) from operations	5,746	12,043	(9,260)	29,807
Interest, net, and other	537	2,333	1,090	4,549
Income (Loss) before income taxes	6,283	14,376	(8,170)	34,356
Income tax provision (benefit)	3,143	5,680	(2,070)	13,630
Net income (loss)	$3,140	$8,696	$(6,100)	$20,726

Net income (loss) per share - Basic	$0.03	$0.09	$(0.07)	$0.22

Weighted average shares outstanding - Basic	90,972	93,422	90,911	93,316

Net income (loss) per share - Diluted	$0.03	$0.09	$(0.07)	$0.22

Weighted average shares outstanding - Diluted	91,539	94,733	90,911	94,653

Supplemental Data:

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
Operating Statistics:	2008	2007	2008	2007

Catalogs mailed	12,251	18,620	41,723	52,462
Premium retail store count			322	260
Spa store count			9	6
Outlet store count			33	28
Premium retail store square footage			1,887	1,484

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
Segment Net Sales:	2008	2007	2008	2007

Retail	$189,357	$177,654	$376,228	$362,514
Direct	52,077	75,822	136,311	172,254
Total	$241,434	$253,476	$512,539	$534,768

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	August 2,	February 2,	August 4,
	2008	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$89,239	$62,479	$129,926
Receivables	29,409	28,520	32,495
Inventories	127,119	139,993	153,647
Prepaid and other	19,158	17,246	17,530
Income taxes recoverable	11,113	14,265	2,439
Prepaid and deferred marketing costs	10,289	13,662	15,008
Deferred income taxes	8,096	8,073	6,051

Total current assets	294,423	284,238	357,096

Property and equipment, net	344,303	328,991	290,188
Deferred income taxes	8,109	7,680	6,219
Restricted cash	2,664	2,664	3,552
Other	683	686	1,084

Total assets	$650,182	$624,259	$658,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$97,040	$75,936	$103,122
Accrued liabilities	81,937	87,300	59,603
Current deferred co-branded credit card revenue	5,314	5,252	5,518

Total current liabilities	184,291	168,488	168,243

Deferred rents	136,496	122,819	113,765
Deferred co-branded credit card revenue	7,459	7,064	8,327
Supplemental Employee Retirement Plan	8,201	8,041	6,834
Capital leases and other financing obligations	13,777	14,467	11,517
Other	1,316	1,517	2,878

Total liabilities	351,540	322,396	311,564

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 91,054,614, 90,796,551 and 93,608,537 shares issued, respectively	911	908	936
Additional paid-in capital	112,736	110,010	131,779
Accumulated other comprehensive loss	(1,864)	(2,014)	(2,313)
Retained earnings	186,859	192,959	216,173

Total stockholders’ equity	298,642	301,863	346,575

Total liabilities and stockholders’ equity	$650,182	$624,259	$658,139

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	August 2,	August 4,
	2008	2007

OPERATING ACTIVITIES:
Net income (loss)	$(6,100)	$20,726
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,812	24,059
Stock compensation expense	2,284	2,762
Supplemental Employee Retirement Plan expense	645	1,283
Deferred rent amortization	(4,485)	(2,064)
Deferred income taxes	(855)	(4,783)
Excess tax benefit from exercises of stock options	(2)	(2,216)
Net (gain) loss on asset dispositions	(85)	616
Loss on asset impairments	1,452	—
Other	311	6
Net change in current assets and liabilities:
Receivables	(889)	(10,357)
Inventories	12,874	(26,694)
Prepaid and other and income taxes recoverable	1,281	(6,343)
Prepaid and deferred marketing costs	3,373	(5,757)
Accounts payable	15,874	18,409
Accrued liabilities	(7,866)	(3,787)
Income taxes payable	—	930
Deferred co-branded credit card revenue	457	(311)
Deferred rents	20,204	26,103
Other changes in non-current assets and liabilities	(232)	1,769
Net cash provided by operating activities	68,053	34,351

INVESTING ACTIVITIES:
Purchase of property and equipment	(44,802)	(57,519)
Proceeds from asset dispositions	3,086	—
Net cash used in investing activities	(41,716)	(57,519)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	872	2,198
Excess tax benefit from exercises of stock options	2	2,216
Payments on capital lease and other financing obligations	(451)	—
Net cash provided by financing activities	423	4,414

Net increase (decrease) in cash and cash equivalents	26,760	(18,754)
Cash and cash equivalents, beginning	62,479	148,680

Cash and cash equivalents, ending	$89,239	$129,926